Exhibit 99.1

Polar Power Announces Two New Board Appointments

New Directors Bring Extensive Corporate Leadership, Defense, Technology and Sales / Distribution Experience

GARDENA, Calif. — August 18, 2026 — Polar Power, Inc. (NASDAQ: POLA), a global provider of power and energy solutions for defense, telecommunications, data center and other critical infrastructure applications, today announced the appointment of Jim Ahearn and Menachem “Menny” Shalom to its Board of Directors.

The appointments are part of Polar Power’s ongoing initiative to strengthen its Board with additional experience in corporate governance, manufacturing, defense markets and strategic growth.

Jim Ahern is an instructor and executive educator at the W. P. Carey School of Business within Arizona State University (ASU). He teaches in the Department of Management and Entrepreneurship, leveraging over 40 years of global corporate leadership and executive consulting experience

Menachem “Menny” Shalom is Chief Executive Officer of T3 Defense and brings experience in defense applications, advanced technologies, manufacturing and business development within the defense sector. He holds a Bachelor’s degree in Law and Accounting alongside a Master’s degree in Banking and Finance.

Arthur Sams, Chairman and CEO of Polar Power, stated:

“Jim and Menny bring highly complementary experience to Polar Power at an important point in the Company’s evolution. As we expand through continued customer diversification by increasing our military sales, broaden our product offering and continue executing our restructuring strategy, their experience and relationships should provide meaningful additional perspective to our Board.”

The Company believes the strengthened Board will support Polar Power’s strategy of pursuing new defense opportunities, expanding its domestic and international presence, improving operating efficiencies and evaluating strategic opportunities intended to enhance long-term shareholder value.

About Polar Power, Inc.

Polar Power, Inc. (NASDAQ: POLA) designs, manufactures and sells power and energy systems for applications including telecommunications, defense, data centers and other critical infrastructure markets.

This press release contains forward-looking statements regarding operating trajectory, order fulfillment, delivery timing, deployment, market opportunity, liquidity, financing plans, ability to continue as a going concern, Nasdaq compliance, and strategic priorities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially, including substantial doubt about the Company’s ability to continue as a going concern, limited cash and liquidity, delisting risk, customer and supplier concentration, order fulfillment and production risks, supply-chain and shipping delays, customer acceptance risks, potential lender or landlord remedies, and other risk factors described in the Company’s Form 10-K for the year ended December 31, 2025 and Form 10-Q for the quarter ended March 31, 2026. Forward-looking statements apply only as of the date hereof; the Company undertakes no obligation to update them except as required by law.

Media and Investor Relations

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com